Exhibit 4.43

Seadrill Limited
Par-la-Ville Place
14 Par-la-Ville Road
Hamilton HM08
Bermuda

April 14 , 2015

Seadrill Vencedor Ltd.
Par-la-Ville Place
14 Par-la-Ville Road
Hamilton HM08
Bermuda

To:    The Board of Directors of Seadrill Vencedor Ltd.

Re:	Loan Agreement dated 28 September 2012 and made between Seadrill Limited (the “Lender”) and Seadrill Vencedor Ltd. (the “Borrower”) (the “Loan Agreement”)

We refer to a USD 1.2bn senior secured credit facility agreement dated 11 June 2010 (as amended from time to time) and made between Seadrill Limited as borrower (but Lender under the Loan Agreement), Seadrill Vencedor Ltd. as guarantor (but Borrower under the Loan Agreement) together with the other subsidiaries of Seadrill Limited listed therein as guarantors, Nordea Bank Norge ASA as agent (the “Agent”) and the banks and financial institutions named therein as lenders (the “Bank Facility”).

Pursuant to the Loan Agreement, the Borrower agreed to pay directly to the Agent the amounts of the principal outstanding under the Bank Facility that is attributable to the West Vencedor (a drilling unit owned by the Borrower), based on the aggregate market value of the drilling units secured by the Bank Facility, together with the corresponding part of any interest, fees, costs and expenses. Such pro rata share attributable to the West Vencedor is 12.3457% of the total outstanding obligations under the Bank Facility (the “Vencedor Portion”).

Reference is also made to a letter agreement dated 28 August 2014 and made between the Lender and the Borrower whereby the Lender notified the Borrower that it had elected to repay in full the amounts outstanding under the Bank Facility and the Borrower agreed to continue making payments of the Vencedor Portion pursuant to the Loan Agreement, in the same amounts and on the same dates as specified in the Bank Facility and the Loan Agreement, as if the Bank Facility remained in place, but such payments to be made to the Lender (Seadrill Limited) rather than to the Agent (the “Letter Agreement”).

The repayment of the Bank Facility by the Lender and subsequent Letter Agreement therefore created an intra-group loan from the Lender to the Borrower for the outstanding amount of the Vencedor Portion that was repaid by the Lender. Such amount is payable to the Lender on the same terms of the Bank Facility (the “Intra-Group Loan”).

The purpose of this letter is to inform you that the final maturity date of the Intra-Group Loan pursuant to the terms of the Bank Facility is 25 June 2015 and to request your agreement to extend the final maturity date by 3 years, thereby making the final maturity date of the Intra-Group Loan 25 June 2018 (the “Extension”). The Extension shall be deemed effective on the date the Borrower acknowledges this letter and accepts the terms herein (the “Effective Date”).

In return for the Extension, the Borrower’s obligations and liabilities under the Intra-Group Loan shall at any and all times until all amounts due to the Lender under the Intra-Group Loan have been paid and/or repaid in full, be secured by the security listed in Schedule 1 hereto (the “Security”). The Borrower undertakes to (and, where relevant, undertakes to procure the Borrower’s parent company or any intra-group charterer for the West Vencedor shall) ensure that the documents relevant to the Security are duly executed in favour of the Lender within one month of the Effective Date, or such later date as notified by the Lender.

All other terms of the Loan Agreement and Letter Agreement and the relevant terms of the Bank Facility shall remain in force.

Please acknowledge receipt and agreement with the terms set forth in this notice by signing and returning a copy of this letter to us.

Sincerely,

/s/ Rune Magnus Lundetrae

SEADRILL LIMITED

By: Rune Magnus Lundetrae
Title: Attorney-in-Fact

Acknowledged and Agreed on 14 April 2015:

/s/ James Clancy

SEADRILL VENCEDOR LTD.

By: James Clancy
Title: Attorney-in-Fact

Cc: Mr. Graham Robjohns, CEO Seadrill Partners LLC

SCHEDULE 1

The Borrower (and, where relevant, the Borrower’s parent company or any intra-group charterer for the West Vencedor) shall grant the following security in favour of the Lender in respect of the West Vencedor:

(a)	a first priority perfected mortgage (including any deed of covenant);

(b)	a share charge over all the shares of the Borrower;

(c)	an assignment of earnings;

(d)	an assignment of earnings accounts;

(e)	an assignment of insurances; and

(f)	any notices, filings or similar required to perfect the above.